Exhibit 10.1
THERMO FISHER SCIENTIFIC INC.
AMENDMENT NO. 1 TO EXECUTIVE SEVERANCE POLICY
This AMENDMENT NO. 1 (the “Amendment”) to the Executive Severance Policy dated January 1, 2009 (the “Policy”) of Thermo Fisher Scientific Inc. (the “Company”) is made as of February 25, 2010. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Policy.
     WHEREAS, the Company designed the Policy to provide separation pay and benefits to certain eligible Executives of the Company whose employment is involuntarily terminated without Cause;
     WHEREAS, the Company desires to amend the Policy to reflect compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);
     NOW, THEREFORE, in consideration for the mutual promises contained herein, the Policy is amended as follows.
1.	The following new Section 2.4 is hereby added immediately following Section 2.3:
     “2.4. “Covered Employee” means an Executive who has been designated by the Company’s Board of Directors as an executive officer of the Company.”
2.	Sections 2.4, 2.5, 2.6, and 2.7 are hereby renumbered as Sections 2.5, 2.6, 2.7, and 2.8, respectively.

3.	Section 4.1(a)(i) of the Policy is hereby amended and restated in its entirety as follows:
     “(i) the Company shall pay to the Executive the aggregate of the following amounts:
          (A) the sum of (x) the Executive’s base salary through the date of termination and (y) the amount of any accrued vacation pay, both to the extent not previously paid, to be paid in a lump sum within 30 days after the date of termination;
          (B) in the case of a Covered Employee, his or her Pro Rata Bonus. A Covered Employee’s Pro Rata Bonus shall be the product of (x) the target bonus amount that would have been payable to such Covered Employee for the year (or other award period) in which the date of termination occurs had the Covered Employee remained employed through the completion of the year (or other award period) and (y) a fraction, the numerator of which is the number of days in the current fiscal year (or award period) through the date of termination, and the denominator of which is 365 (or total duration of the applicable award period), to be paid no later than the date bonus amounts are paid to similarly situated Executives, provided, that a Pro Rata Bonus shall be payable only if the applicable Performance Goals established pursuant to Section V.A of the Company’s 2008 Annual Incentive Award Plan (or similar provision of any applicable shareholder-approved successor plan) with respect to such bonus are achieved; and

          (C) the Executive’s Severance Multiplier times (x) the Executive’s annual base salary as in effect immediately prior to the date of termination and (y) the Executive’s target bonus for the year in which termination occurs, in each case to be paid in a lump sum within 30 days after the date of termination; and”
4.	Except as expressly modified herein, the Policy shall remain in full force and effect.

5.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.
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     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties hereto as of the day and year first above written.

THERMO FISHER SCIENTIFIC INC.
By:	/s/ Seth H. Hoogasian
	Name:	Seth H. Hoogasian
	Title:	Senior Vice President, General Counsel and Secretary